UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report : January 27, 2011
(Date of earliest event reported)

SILVER DRAGON RESOURCES INC.
(Exact name of small business issuer as specified in its charter)

Delaware	0-29657	33-0727323
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

5160 Yonge Street, Suite 803
Toronto, Ontario, M2N 6L9
(Address of Principal Executive Offices) (Zip Code)

(416) 223-8500
(Registrant's telephone number)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4c))

Item 8.01	Other Event.

Disclosure of developments concerning a previously reported event or transaction

As defined in Rule 12b-2 (17 CFR 240.12b-2), the company wishes to report additional information on an item previously reported on January 27 and filed on January 28.

On January 27, 2011, the Superior Court of the State of California for the County of Los Angeles (the “Court”) entered an Order Approving Stipulation for Settlement of Claim (the “Order”) in the matter entitled Socius CG II, Ltd. v. Silver Dragon Resources, Inc. The Order provided for the full and final settlement of Socius GC II, Ltd.’s (“Socius”) $405,981.49 claim against us (the “Claims”). Socius purchased the Claims from seven creditors of Silver Dragon, pursuant to the terms of the Claim Purchase Agreements as negotiated by Socius with the respective creditors.

Pursuant to the Order, Silver Dragon initially issued to Socius 9,000,000 shares of Silver Dragon common stock (the “Settlement Shares”), representing approximately 8.28% of the total number of shares of our common stock outstanding immediately subsequent to the date of the Order. The total number of shares of our common stock issued to Socius in connection with the Order was adjusted on the 21st trading day following the date on which the Settlement Shares were issued as follows: the number of Volume Weighted Average Price (VWAP) Shares is less than the number of Settlement Shares and therefore Socius will return to us for cancellation 3,116,104 shares which equals the difference between the number of VWAP Shares and the number of Settlement Shares.

The number of Shares based on the True-up Period is equal to (i) $405,981.49 plus $28,691.32 of Socius’ legal fees divided by 75% of the VWAP of our common stock over the 20-day trading period immediately following the date on which the Settlement Shares were issued.

The Final amount of shares based on the True–up Period issued to Socius is 5,883,896.

The total amount of shares returned to Silver Dragon to be cancelled is 3,116,104.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVER DRAGON RESOURCES INC.

Date: March 3, 2011	/s/ Marc Hazout
By: Marc Hazout, President & CEO